UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2016 (January 31, 2016)

GOGO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35975	27-1650905
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 North Canal St., Suite 1500 Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

312-517-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 1, 2016, we notified The NASDAQ Stock Market, Inc. (“NASDAQ”) that as a result of the resignation of Michael S. Gilliland from our Board of Directors and its Audit Committee effective January 31, 2016, as described in Item 5.02 below, we were no longer compliant with NASDAQ Stock Market Rule 5605(c)(2)(A), which requires each listed company to maintain an audit committee composed of at least three members who meet certain eligibility criteria. With Mr. Gilliland’s resignation, we had two members on our Audit Committee and one vacancy on the Audit Committee. Under NASDAQ rules, we have a cure period which extends until the earlier of July 29, 2016 or the Company’s next annual meeting of stockholders to regain compliance; provided that we have a minimum of 180 days to comply if our next annual meeting of stockholders will be held within 180 days.

In light of the departure of Mr. Gilliland, the Board has appointed Charles C. Townsend, a current member of the Board and the Compensation Committee, to the Audit Committee of the Board of Directors, effective February 3, 2016.

Item 5.02	Departure of Directors.

On January 31, 2016, Michael S. Gilliland informed the Board of Directors of Gogo Inc. (the “Company”), that he has accepted a role with Dimensional Fund Advisors, an investment advisory firm. The firm requires that Mr. Gilliland resign from the Company’s Board of Directors effective as of January 31, 2016. Mr. Gilliland was a member of the Audit and Nominating and Corporate Governance Committees of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOGO INC.

By:	/s/ Marguerite M. Elias
Marguerite M. Elias
Executive Vice President, General Counsel and Secretary

Date: February 4, 2016